December 17, 1999

Mr. Michael Hammes      Via Fax & UPS
453 Merrill Street
Birmingham, MI 48009

Dear Mike:

I am pleased to extend an offer of employment to you as President and Chief Executive Officer of Sunrise Medical Inc. on the terms set forth below:

I. General Terms of Employment.

Position	President and Chief Executive Officer. As President and Chief Executive Officer your duties will include, without limitation, the following responsibilities:
(1) Management of the day to day operations of Sunrise.
(2) Control and management of shareholder and investment relations, including without limitation, reporting requirements under state and federal securities laws.
(3) Control and management of all personnel decisions subject to Board of Directors approval with regard to decisions relating to executive management personnel.
(4) Control and management of any and all negotiations with respect to acquisitions, suppliers and customers subject to Board of Directors approval, where appropriate.
Location:	Carlsbad, California
Start Date:	January 24, 2000
Reports to:	Board of Directors
Salary:	$550,000 per annum, paid biweekly in arrears. Your salary will be reviewed annually according to standard corporate practice. This is an exempt level position.
Bonus Plan:	You will participate in the Management Incentive Bonus (MIB) plan at the 0/50/100% level. The MIB plan is attached as Exhibit A. A synopsis of this plan is included in Article II of this Agreement. Notwithstanding the terms and conditions of the MIB plan, the following shall apply:

(1) Your fiscal 2000 bonus, which will be paid in September 2000, will be not less than the 50% of your salary multiplied by a fraction, the numerator of which is equal to the number of months worked (including any partial month) during the fiscal year and the denominator of which is equal to twelve.

(2) To the extent there is any inconsistency between the provisions of this Section titled "Bonus Plan" and the MIB plan, this Section shall control.

General Employee Benefits:	You will participate in our fringe benefit programs (e.g., medical, dental, vision, life and accident insurance, 401(k) Savings Plan, and long-term disability coverage) on the same basis as other eligible Associates. Detailed benefits information will be sent to you separately. There is a 60-day waiting period for most of our benefit programs. Therefore, you may wish to investigate the health insurance continuation program at your current employer or an individual coverage plan. Sunrise's benefits may be revised from time to time at Sunrise's sole discretion and are not part of a contract of employment.

Savings Plan:	Upon meeting the eligibility requirements in Sunrise's Profit Sharing Plan/Savings (401(k)) Plan, you will be entitled to participate in the Savings Plan. A summary plan description of the Savings Plan has been provided to you.

Executive Employee Benefits:	In addition to the MIB plan, the general employee benefits and the Savings Plan, you will be provided the following benefits:

(1) You will be granted 1,000,000 non-qualified stock options on your hire date in accordance with the terms and conditions of the Stock Option Agreement attached as Exhibit B (the "Stock Option Agreement"). You and Sunrise will execute such agreement upon the commencement of your employment.

(2) Upon meeting the eligibility requirements of Sunrise's Supplemental Executive Retirement Plan (the "SERP"), you will be entitled to participate in the SERP. A summary plan description of the SERP has been provided to you.

Life Insurance:	Sunrise will provide you with $500,000 in life insurance, which benefit is doubled under certain circumstances. A travel rider will add an additional $1 million in benefits if death occur while traveling.

Vacation:	You shall be entitled to vacation and personal days consistent with Sunrise's practices and policies as they exist from time to time. At a minimum, you will accrue five weeks of vacation annually.
Relocation Costs:	You will be reimbursed for your moving expenses, temporary living expenses and home buying and selling costs. In addition, you will receive a tax gross up for certain eligible expenses. You will be expected to relocate your primary residence to the San Diego area within 12 months.

Reimbursement:	Sunrise shall reimburse you for any reasonable business expenses consistent with the Company's policies incurred by you in the course of your employment upon presentation of receipts or other appropriate documentation. Such reimbursements shall be made not less frequently than monthly. Such business expenses shall include expenses related to the maintenance of reasonable accommodations in Colorado to address your anticipated need to spend time on a regular and continuing basis at the Colorado manufacturing facilities of Sunrise.

Legal Fees:	You will be reimbursed for reasonable legal fees incurred in negotiating the terms of your employment with Sunrise up to $15,000.
Hold Harmless:	In the event that Guide fails to pay any consideration that you reasonably believe is due to you upon termination of your employment under the terms of your employment agreement with Guide, Sunrise will indemnify you and hold you harmless from such losses up to $500,000.00 (the "Loss Limit"). Such consideration shall include, without limitation, any salary, bonus, deferred compensation or other benefits provided under the employment agreement with Guide. Sunrise shall pay such amounts in three equal annual installments commencing with July 10, 2000 upon reasonable proof by you of Guide's refusal to make any such payments. Such payments shall be made only if (i) you are employed by Sunrise at the time payment is due, or (ii) you have been terminated without "Cause" or resigned with "Good Reason". Such payments shall be in addition to any other payments due to you under any other agreement. Notwithstanding the foregoing, the Board of Directors may condition any payment hereunder upon the institution of legal proceedings against Guide for the purposes of enforcing your rights under your employment agreement with Guide. In the event the Board of Directors requires legal proceedings, Sunrise shall reimburse you for any costs and expenses including without limitation, attorney fees incurred in connection with such legal proceedings. Provided that any such reimbursement shall not be included for purposes of calculating payments subject to the Loss Limit. Such reimbursement shall be made in the same manner and time as reimbursements for business expenses. Should Guide subsequently make payments of such amounts, you shall reimburse Sunrise for such payment.

At Will:	Your employment status is At-Will. This means that you are free to resign from employment with Sunrise for any reason and similarly, Sunrise may terminate your employment at any time with or without cause.

Termination of Employment:	As noted above, you or Sunrise may terminate your employment at any time with or without cause. Your rights upon such termination will be determined in accordance with the Severance Agreement attached as Exhibit C (the "Severance Agreement") or the Change in Control Agreement attached as Exhibit D (the "CIC Agreement"). You and Sunrise shall execute such agreements upon your acceptance of this offer.

(1) The Severance Agreement shall govern your rights upon termination of your employment for any reason when there has been no Change in Control as defined in the Severance Agreement.

(2) The CIC Agreement shall govern your rights upon termination of your employment for any reason when there has been a Change in Control, as defined in the CIC Agreement.

Confidentiality:	You will be expected to sign Sunrise's standard Patent and Trade Secret Agreement. A copy of such agreement has been provided.
Policies & Procedures:	Sunrise's policies and procedures may be revised from time to time at Sunrise's sole discretion and are not part of a contract of employment.
Miscellaneous:	The following terms and provisions shall apply:
(1) This Agreement shall be interpreted in accordance with and governed by the laws of the State of California. The parties consent to the jurisdiction of the courts of San Diego County, California.
(2) If any provision of this Agreement is invalid or unenforeceable, at the option of the party for whose benefit such provision was intended, this Agreement shall be considered divisible as to such provision and the remainder of this Agreement shall be valid and binding as though such provision were originally excluded.

(3) The Employment Documents, as defined below, constitute the entire agreement of the parties with respect to the terms and conditions of your employment with Sunrise. There are no other agreements between you and Sunrise on the subject identified above, express or implied. The Employment Documents may be amended only by a written instrument signed by the parties. Employment Documents shall mean the following agreements:

  This Letter Agreement;
  The Stock Option Agreement;
  The Severance Agreement;
  The CIC Agreement;
  The Indemnification Agreement, dated April 28, 1998 between you and Sunrise; and
  The Associate Patent and Trade Secret Agreement.

(4) Any differences that may arise between the parties regarding the terms of this Agreement, or the construction thereof, or any matters dealt with arising under this Agreement shall be submitted to arbitration in accordance with terms and procedures identified in Section 5 of the CIC Agreement.

(5) Any notice may be given to a party by personal delivery or by certified mail return receipt requested and first class mail to the address set forth herein or at an address provided in a notice for purposes of notice.

(6) This Agreement may be executed in counterparts each of which shall be deemed an original agreement and all of which together shall be deemed a single instrument. This Agreement shall become binding on the execution and delivery of counterpart instruments by and to all of the parties.

II. Synopsis of Certain Benefits Provided to You.
Summary of Agreements:	The following represents a summary of certain agreements between you and Sunrise. The specific terms and conditions of such agreements are detailed in the Stock Option Agreement, Severance Agreement and CIC Agreement (collectively, the "Contract Documents"). To the extent there is any inconsistency between this summary and the Contract Documents, the terms and conditions of the Contract Documents shall govern.

MIB Plan:	Under the MIB Plan you are eligible to participate at the 0/50/100% level. This means you are eligible to earn a cash bonus as a percentage of your base salary and as modified by the achievement of your personal objectives established annually. The bonus is paid on September 1 each year (subject to deferral and possible forfeiture of a percentage as detailed in the MIB plan) based on Sunrise's financial results for the preceding fiscal year.

Severance:	In the event of your termination for reasons other than Cause (as defined in the Severance Agreement) or your resignation for Good Reason (as defined) you will receive the following:

(1) Three years salary;

 (2) A pro rated portion of your target bonus under the MIB Plan (and any successor and supplemental bonus plan or plans) in effect for the fiscal year during which the date of termination or resignation occurs;

 (3) Continuation for three years of all benefits and perquisites (health, life, etc.); and

 (4) Outplacement Services for three years or, at your option, a cash payment in lieu thereof equal to 25% of one year's compensation (salary plus target bonus).

Change in Control:	If there is a Change in Control, as defined in the CIC Agreement of Sunrise followed by (i) your termination without Cause or resignation for Good Reasons, as defined in the CIC Agreement, during the two year period following the Change in Control or (ii) your resignation for any or no reason during the thirteenth month following the Change in Control, you will receive the following:

(1) Three years salary;

(2) Three years target bonus;

(3) Continuation for three years of all benefits and perquisites (health, life, etc.); and

(4) Outplacement Services for three years or, at your option, cash payment in lieu thereof equal to 25% of one year's compensation (salary plus target bonus).

Stock Options:	The Stock Option Agreement includes the following provisions:
`
(1) Exercise price per share equal to the closing price of Sunrise stock on the day preceding your hire date. (2) Vesting:

(a) 333,334 options will vest in equal installments over four years;

(b) 333,333 options will vest upon the earlier of (i) the seventh anniversary of your hire date; or (ii) attainment by Sunrise of specified cumulative three year earnings per share ("EPS") targets; and

(c) 333,333 options will vest upon the earlier of (i) the seventh anniversary of your hire date or (ii) attainment by Sunrise of specified 6 month average stock price targets.

(3) With respect to calculations of EPS, you shall have the opportunity to present to the Board of Directors any proposed transaction that would significantly distort the measurement of your performance under the formulas set forth above for the purpose of allowing the Board of Directors to consider disregarding an extraordinary gain or loss in the measurement of the EPS targets referenced above. However, any suggested adjustment presented by you shall be subject to the sole and absolute discretion of the Board of Directors.

(4) If there is a Change in Control, as defined in the Stock Option Agreement, all of your options covered by 2(a) and 2(b) above shall be immediately vested in full, and vesting of your options covered by 2(c) above shall be accelerated to the extent that the effective per share sale price for Sunrise exceeds the referenced stock price targets. In the event your (i) employment is terminated following your death or disability; (ii) by the Company without Cause; or (iii) by you with Good Reason, all of your options covered by 2(a) shall be immediately vested in full. If your employment is terminated by the Company for Cause or by you without Good Reason, no further vesting will occur.

(5) You shall be permitted to exercise all then vested options for six (6) months following any resignation or termination or one (1) year in the event of death or disability, as the case may be.

(6) Sunrise shall file a registration statement covering your options to permit you to publicly sell the shares issued upon exercise.

(7) You will not be receiving any additional annual grants of stock options during the first five years of employment.

Savings Plan:

The Savings Plan provides that Sunrise may, at the Board's discretion, make an annual contribution of 4% of your pre-tax, fiscal year earnings (up to the IRS maximum). In addition, the Board may authorize an annual contribution of and up to 6% of your earnings when Sunrise exceeds its profit plan. Profit Sharing contributions vest over a five year period from date of hire and accumulate investment earnings on a tax-deferred basis until retirement or early withdrawal from the Plan.

Social Security Integration

In addition, your 401(k) account will receive an annual contribution of 8% to 11% (subject to Board discretion) on compensation earned over $72,600 but below $170,000. This plan is subject to the IRS maximums that may change from year to year.

SERP:	Under the SERP you are entitled to defer up to 25% of your bonus under the MIB actually earned and paid in such fiscal year. In addition, additional annual discretionary contributions may be made by Sunrise to a rabbi trust of between 8% and 11% on compensation over $170,000 earned in a fiscal year. This is a non-qualified plan.

We understand that there may be some short-term, transitional matters you need to handle for Guide after you start with Sunrise, and that you will review these with me prior to making any contractual commitment to Guide. We would expect that any such commitments will be kept to a minimum and be completed as soon as possible, but in any event within six months.

If you are in agreement with the terms and conditions described in this letter, please sign the enclosed copy and return it to me by January 5, 2000. In signing this, you are acknowledging that no promises have been made to you other than what is included in this document. This offer is contingent on receiving satisfactory results from your pre-employment drug screening.

Mike, we are pleased that you are interested in joining Sunrise and we look forward to working with you. If you have any questions, please do not hesitate to contact me.

Sincerely,

Murray Hutchison
Chairman, President and Chief Executive Officer

I accept this offer of employment on the terms and conditions set forth in this letter.

Date:___________________            _________________________________
                                                   Michael Hammes